[LETTERHEAD OF BUCKLEY DODDS]


October 5, 1999


Securities Exchange Commission


Dear Sirs:

We refer to the Annual Report on Form 10-KSB of Topclick International, Inc for the year ended June 30, 1999.

We consent to the use in the above mentioned Annual Report on Form 10-KSB of our Auditor's Report dated September 1, 1999, to the directors of Total Image Copier Products Limited, on the financial statements for the year ended June 30, 1999 and the period from May 15, 1998 to June 30, 1998.

We report that we have read the Form 10-KSB and have no reason to believe that there are any misrepresentations in the information contained therein that is derived form the financial statements upon which we have reported or that is within our knowledge as a result of our audit or review of these financial statements.

This  letter is  provided  solely for the purpose of  assisting  the  securities
regulatory   authority   to  which  it  is  addressed   in   discharging   their
responsibilities and should not be relied on for any other purpose.




Yours truly,


/s/ Buckley Dodds

Buckley Dodds
Chartered Accountants